Exhibit 99.1
eResearchTechnology Announces Resignation of its CFO
PHILADELPHIA, May 20/PRNewswire-FirstCall/ — eResearchTechnology, Inc. (eRT), (Nasdaq: ERES - News), a leading provider of centralized ECG and eClinical technology, ePRO and other services to the pharmaceutical, biotechnology, medical device and related industries, announced today that Richard Baron has informed the company that he will resign as Executive Vice President and Chief Financial Officer effective June 17, 2008 and will become Chief Financial Officer of Avid Radiopharmaceuticals, Inc., a privately-held company based in Philadelphia. Effective on June 17, 2008, Steven M. Eisenstein, eRT’s Vice President and Controller, who has been Controller of eRT for seven years, will become the interim Chief Financial Officer and principal financial and accounting officer, while Michael J. McKelvey, eRT’s President and Chief Executive Officer, will assume the non-financial responsibilities currently performed by Mr. Baron, including investor relations and certain operating functions. Mr. Baron will be assisting in the transition and a search for a permanent chief financial officer will commence.
“Rick has made very significant contributions to the company’s overall success through his leadership of finance and other areas of the company,” said Dr. McKelvey. “The company is a better one having been associated with Rick, and we will miss him. While it is never easy to part company with a valued colleague, we are fortunate that Rick has developed a strong financial team under his direction to be able to transition to a new CFO. We wish him tremendous success in his new position.”
“It has been a privilege to work at eRT and I am very proud of the highly capable team that we have created.” said Mr. Baron. “I am looking forward to the challenges and rewards of working with a clinical stage company and I am fully committed to assisting eRT’s senior management and Board of Directors to ensure a smooth transition.”
Based in Philadelphia, PA, eResearchTechnology, Inc. (http://www.eRT.com) is a provider of technology and services to the pharmaceutical, biotechnology and medical device industries on a global basis. The Company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The Company is also a leader in providing technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.
Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to, 2008 financial guidance, involve a number of risks and uncertainties such as the Company’s ability to obtain new contracts and accurately estimate net revenues due to uncertain regulatory guidance, variability in size, scope and duration of projects, and internal issues at the sponsoring client, integration of acquisitions, competitive factors, technological development, and market demand. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the Company’s financial results can be found in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact:
Richard Baron	Robert East
eResearchTechnology, Inc.	Westwicke Partners, LLC
215-282-5566	410-321-9652